CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Floating-Rate Medium-Term Notes, Series D Due December 13, 2007	$25,000,000	$2,675

(1)	Excludes accrued interest, if any.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were carried forward. Prudential Financial is offsetting the $2,675 registration fee with respect to the Floating-Rate Medium-Term Notes, Series D Due December 13, 2007 offered by means of this pricing supplement against those registration fees carried forward, and $98,371.46 of the registration fees carried forward remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-132469
333-132469-01 333-132469-02

Pricing Supplement No. 3, dated June 8, 2006,

to the Prospectus, dated March 16, 2006, and

the Prospectus Supplement, dated March 16, 2006.

$25,000,000

PRUDENTIAL FINANCIAL, INC.

FLOATING-RATE MEDIUM-TERM NOTES, SERIES D

DUE DECEMBER 13, 2007

The note being purchased has the following terms:

UNDERWRITER AND

PRINCIPAL AMOUNT:

The Williams Capital Group, L.P.	$25,000,000

STATED MATURITY: December 13, 2007

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

ORIGINAL ISSUE DATE: June 13, 2006

ORIGINAL ISSUE PRICE: 100.000%

UNDERWRITERS COMMISSION: 0.0432%

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 99.9568% or $24,989,200

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432Q AL9

ISIN No. US74432QAL9 5

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: No

INTEREST RATE IS FLOATING: Yes

Base Rate: LIBOR

Base Rate Source: LIBOR Telerate

Initial Interest Rate: 5.14%

Spread, if any: -0.03%

Spread Multiplier, if any: Not applicable

Interest Reset Dates: July 13, August 13, September 13, October 13, November 13, December 13, January 13, February 13,     March 13, April 13, May 13, June 13

Interest Payment Dates: July 13, August 13, September 13, October 13, November 13, December 13, January 13, February 13,     March 13, April 13, May 13, June 13

Record Dates: July 1, August 1, September 1, October 1, November 1, December 1, January 1, February 1, March 1,     April 1, May 1, June 1

Index Maturity: 1 month

Maximum Interest Rate, if any: Not applicable

Minimum Interest Rate, if any: Not applicable

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Use of Proceeds

We intend to use the net proceeds from the sale of the notes for general corporate purposes, including primarily a loan to one of our domestic subsidiaries.

Prudential Financial, Inc. estimates that the total offering expenses, excluding underwriting discounts and commissions paid to the underwriters, will be approximately $20,000.

The Williams Capital Group, L.P.